EXHIBIT 99.1

    Advanced Thermoelectric Solutions

NEWS RELEASE for January 7, 2008

Contact:	Allen & Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300

AMERIGON RECONFIRMS GUIDANCE

Expects Year-over-Year Increase in 2007 Revenue of About 25 Percent, 30 to 40 Percent for 2008

NORTHVILLE, MI ( January 7, 2008) . . . Amerigon Incorporated (NASDAQ: ARGN), a leader in developing products based on advanced thermoelectric (TE) technologies for a wide range of global markets and applications, today reconfirmed its earlier guidance for the years ended December 31, 2007 and December 31, 2008.

Reflecting a preliminary review of 2007 results, Amerigon reconfirmed that it expects a year-over-year increase in revenues from its Climate Control Seat (CCS) system in 2007 of about 25 percent, coupled with a solid increase in profitability.

The Company also reconfirmed that it expects CCS revenue in 2008 to increase 30 to 40 percent from expected 2007 revenue with continued strong increases in profitability. In 2008, there will continue to be a number of macro-economic and geopolitical issues outside Amerigon’s control, such as the effects of gas price increases, the uncertainty of the situations in the Middle East and the Gulf Region, and the availability of credit, that could negatively impact the automotive industry, the overall economy and Amerigon’s results.

The Company expects to report its full fourth quarter and year end results in mid-February and will conduct a conference call at that time.

About Amerigon

Amerigon (NASDAQ: ARGN) develops products based on its advanced, proprietary, efficient thermoelectric (TE) technologies for a wide range of global markets and heating and cooling applications. The Company’s current principal product is its proprietary Climate Control Seat™ (CCS™) system, a solid-state, TE-based system that permits drivers and passengers of vehicles to individually and actively control the heating and cooling of their respective seats to ensure maximum year-round comfort. CCS, which is the only system of its type on the market today, uses no CFCs or other environmentally sensitive coolants. Amerigon maintains sales and technical support centers in Southern California, Detroit, Japan, Germany and England.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, additional financing, if necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to Amerigon’s Securities and Exchange Commission filings and reports, including but not limited to its Form 10-Q for the period ended September 30, 2007 and its Form 10-K for the year ended December 31, 2006.

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